Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Corporate Communications 404-715-2554, media@delta.com Investor Relations 404-715-2170

Delta Reports February Operational and Financial Performance

ATLANTA, March 2, 2012 – Delta Air Lines (NYSE: DAL) today reported its operational and financial performance for February 2012.

February’s consolidated passenger unit revenue (PRASM) increased 13.0 percent compared to the prior year period, driven by a strong increase in Atlantic load factor and Pacific yields. The increase in capacity resulting from Delta’s 2.7 point improvement in completion factor due to exceptional weather and operating performance negatively impacted PRASM by one point from previous expectations.

Delta employees delivered excellent operational performance for our customers. The company’s preliminary DOT on-time arrival rate of 90.0 percent was 11.5 points higher year-over-year and its mainline completion factor increased 2.7 points to 99.7 percent.

The company’s financial and operational performance is detailed below.

Preliminary Financial and Operational Results – February 2012
Consolidated PRASM change year over year	13.0%
Consolidated average fuel price	$3.35
On-time performance (preliminary DOT A14)	90.0%
Mainline completion factor	99.7%

Note: Fuel price includes taxes, transportation, settled hedges, and hedge premiums, but excludes mark to market adjustments on open hedges.

Delta Air Lines serves more than 160 million customers each year. During the past year, Delta was named domestic “Airline of the Year” by the readers of Travel Weekly magazine, was named the “Top Tech-Friendly U.S. Airline” by PCWorld magazine for its innovation in technology and won the Business Travel News Annual Airline Survey. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 343 destinations in 62 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, a world-class airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $2 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

Delta Air Lines
Monthly Traffic Results (a)

	February 2012	February 2011	Change

RPMs (000):
Domestic	7,971,279	7,774,093	2.5%
Delta Mainline	6,260,805	6,157,014	1.7%
Regional	1,710,474	1,617,079	5.8%
International	5,017,975	4,889,282	2.6%
Latin America	1,092,134	1,065,910	2.5%
Delta Mainline	1,081,317	1,051,962	2.8%
Regional	10,816	13,948	(22.5%)
Atlantic	2,182,293	2,116,965	3.1%
Pacific	1,743,549	1,706,407	2.2%
Total System	12,989,254	12,663,375	2.6%

ASMs (000):
Domestic	10,022,968	10,081,154	(0.6%)
Delta Mainline	7,709,119	7,824,466	(1.5%)
Regional	2,313,849	2,256,688	2.5%
International	6,872,872	7,107,748	(3.3%)
Latin America	1,453,213	1,463,110	(0.7%)
Delta Mainline	1,434,052	1,440,704	(0.5%)
Regional	19,161	22,406	(14.5%)
Atlantic	3,236,683	3,461,843	(6.5%)
Pacific	2,182,976	2,182,795	0.0%
Total System	16,895,840	17,188,902	(1.7%)

Load Factor:
Domestic	79.5%	77.1%	2.4	pts
Delta Mainline	81.2%	78.7%	2.5	pts
Regional	73.9%	71.7%	2.2	pts
International	73.0%	68.8%	4.2	pts
Latin America	75.2%	72.9%	2.3	pts
Delta Mainline	75.4%	73.0%	2.4	pts
Regional	56.5%	62.3%	(5.8)	pts
Atlantic	67.4%	61.2%	6.3	pts
Pacific	79.9%	78.2%	1.7	pts
Total System	76.9%	73.7%	3.2	pts

Mainline Completion	99.7%	97.0%	2.7	pts
Factor

Passengers Boarded	11,421,838	10,968,319	4.1%

Cargo Ton Miles (000):	185,397	186,490	(0.6%)

Endnote:
[a] Results are preliminary and include flights operated under contract carrier arrangements.

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Delta Air Lines
Year to Date Traffic Results (a)

	February 2012	February 2011	Change

RPMs (000):
Domestic	16,114,672	15,939,873	1.1%
Delta Mainline	12,700,095	12,582,757	0.9%
Regional	3,414,577	3,357,116	1.7%
International	10,784,518	10,845,351	(0.6%)
Latin America	2,268,088	2,266,735	0.1%
Delta Mainline	2,243,610	2,236,796	0.3%
Regional	24,478	29,939	(18.2%)
Atlantic	4,794,660	4,844,265	(1.0%)
Pacific	3,721,770	3,734,351	(0.3%)
Total System	26,899,190	26,785,224	0.4%

ASMs (000):
Domestic	20,560,555	20,986,791	(2.0%)
Delta Mainline	15,837,275	16,238,676	(2.5%)
Regional	4,723,280	4,748,115	(0.5%)
International	14,288,419	14,968,933	(4.5%)
Latin America	2,912,076	2,993,197	(2.7%)
Delta Mainline	2,870,926	2,945,491	(2.5%)
Regional	41,150	47,706	(13.7%)
Atlantic	6,759,696	7,362,532	(8.2%)
Pacific	4,616,647	4,613,204	0.1%
Total System	34,848,974	35,955,724	(3.1%)

Load Factor:
Domestic	78.4%	76.0%	2.4	pts
Delta Mainline	80.2%	77.5%	2.7	pts
Regional	72.3%	70.7%	1.6	pts
International	75.5%	72.5%	3.0	pts
Latin America	77.9%	75.7%	2.2	pts
Delta Mainline	78.1%	75.9%	2.2	pts
Regional	59.5%	62.8%	(3.3)	pts
Atlantic	70.9%	65.8%	5.1	pts
Pacific	80.6%	80.9%	(0.3)	pts
Total System	77.2%	74.5%	2.7	pts

Passengers Boarded	23,064,446	22,541,372	2.3%

Cargo Ton Miles (000):	359,590	369,319	(2.6%)

Endnote:
[a] Results are preliminary and include flights operated under contract carrier arrangements.

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Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

February 2012

Delta sometimes uses information that is derived from its Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

• Delta adjusts for mark to market (“MTM”) adjustments for fuel hedges recorded in periods other than the settlement period in order to evaluate the company’s financial results in the period shown.

February 2012 (preliminary)
Average price per fuel gallon including fuel expense incurred under contract carrier arrangements	$3.12
MTM adjustments for fuel hedges recorded in periods other than the settlement period	0.23
Average price per fuel gallon adjusted for MTM adjustments for fuel hedges recorded in periods other than the settlement period	$3.35